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                                                                   EXHIBIT 10.27

August 15, 2001

HAND DELIVERED
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Jonathan D. Bonime
240 Trotwood Drive
Pittsburgh, PA  15241

Dear Jonathan,

     The purpose of this letter is to clearly identify the terms under which your employment with iGATE Capital Management, Inc. (hereinafter referred to as the "Company") is being concluded.

     The Company will provide six (6) months of salary if you agree, by signing this letter below, to finally and completely release the Company, its employees, officers, directors, agents and representatives, from any and all liability and claims relating in any way to compensation and benefits and related to or resulting from your employment with the Company or its termination, including, but not limited to claims arising under any public policy or contract, or any statutory, tort or common law, or any provision of state, federal or local law, including, but not limited to, the Pennsylvania Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981-1988 of Title 42 of the U. S. Code, Older Workers' Benefit Protection Act, Family and Medical Leave Act, the Fair Labor Standards Act, Pennsylvania Wage Payment and Collection laws, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, all as amended. You will be paid pursuant to the Company's regular schedule and payroll practices at your last base salary. You shall also be entitled to continued vesting for a period not to exceed six (6) months from the date of employment termination in any stock options available to you pursuant to the Company's stock option plan. You shall also be entitled to continue in the Company's health, dental, vision and life insurance plans at the same benefit level existing at the time of employment termination for a period of six (6) months ("Severance Period"). In the event that you obtain employment with another employer during the Severance Period and said new employer provides similar benefits, your right to receive further benefits (excluding salary and options vesting) shall terminate upon receipt of said benefits from your new employer. You shall not be entitled to any salary or benefits other than those stated herein.

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     You must agree to return all of the Company's equipment, documents and property, agree to forever waive your right to receive on your or any other person's behalf any monies, benefits, or damages from the Company other than those provided herein, and agree not to disparage in any way the Company, its products, services or employees. You must also agree to maintain the confidentiality of this Agreement and not reveal the terms set forth herein to anyone other than your accountant, attorney or spouse.

     By signing this letter below, you acknowledge your continuing obligation to maintain the confidentiality of the Company's trade secret and confidential information and acknowledge your non-competition obligations as set forth in your Employment Agreement and Confidential Information and Intellectual Property Protection Agreement, copies of which are attached hereto.

     Your failure to abide by any of the above stated obligations will result in irreparable harm to the Company and entitle the Company to (1) cease all payments under this Agreement, (2) recover any monies paid to you under this Agreement, (3) require you to specifically perform your obligations under this Agreement, (4) recover any damages that may flow from this Agreement, (5) obtain appropriate injunctive relief, and (6) recover, without objection from you, all attorneys fees and expenses relating to the enforcement of this letter Agreement.

     You should carefully consider the matters outlined in this letter. If, after due deliberation and consultation with lawyers or such professional advisors as you deem appropriate, the above is agreeable to you, please sign the attached copy of this letter and return the original to me for my files. Please retain a copy for your own records.

     You may take up to forty-five (45) days to consider this severance offer. Should you accept this severance offer by signing your name below, you will then have seven (7) days to reconsider your decision. If you choose to revoke your acceptance of this offer you must do so by writing to me within the seven (7) day revocation period. No severance payments will be made to you until the seven
(7) day revocation period has expired.

                                            Sincerely yours,


                                            Sunil Wadhwani
                                            Chief Executive Officer

ACKNOWLEDGED AND AGREED TO,
INTENDING TO BE LEGALLY
BOUND HEREBY:


___________________________________         Dated:___________________
        Jonathan D. Bonime

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